EXHIBIT F

[Letterhead of Cleary, Gottlieb, Steen & Hamilton]

Writer’s Direct Dial: (212) 225-2810

April 10, 2003

República Oriental del Uruguay
Banco Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay

Ladies and Gentlemen:

     We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”), and Banco Central del Uruguay (“Banco Central”) as financial agent of the Republic, in connection with the preparation and filing of the Registration Statement under Schedule B of the Securities Act of 1933 filed on March 11, 2003 and amended as of the date hereof (as amended, the “Registration Statement”) to which this opinion is attached as an exhibit, pursuant to which the Republic is inviting the holders of the bonds listed in Annex A hereto (collectively, the “Eligible Bonds”) of the Republic and of Banco Central del Uruguay to exchange the Eligible Bonds (the “Offer”) for the Republic’s bonds listed in Annex B hereto (collectively, the “New Bonds”) and soliciting consents of the holders of Eligible Bonds to the Exit Amendments (as defined in the Registration Statement). The New Bonds will be issued pursuant to an Indenture among the Republic, Banco Central, as its financial agent, and The Bank of New York, as trustee (the “Indenture”), a form of which was filed as an exhibit to the Registration Statement.

     We have participated in the preparation of the Registration Statement and have reviewed copies of the Indenture filed as an exhibit thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, certificates, governmental records and other instruments, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that, when issued, except for financial terms, the New Bonds will substantially conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Indenture has been duly authorized, executed and delivered by the parties thereto and the New Bonds, in substantially the form included as an exhibit to the Indenture (except for financial terms), have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture and duly delivered in exchange for Eligible Bonds pursuant to the terms of the Offer, the New Bonds will constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

     Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Republic, we have assumed that the Republic and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York).

     The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the terms and conditions of the New Bonds and the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

     We express no opinion as to the enforceability of the indemnity by one party to another party thereto against any loss in obtaining the currency due to such party under the New Bonds from a court judgment in another currency, as provided for in the terms and conditions of the New Bonds.

     We also note that the designation in paragraph 15(b) of the terms and conditions of the New Bonds and Section 9.7(b) of the Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the New Bonds is (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the New Bonds and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

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     The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. In particular, to the extent that the law of the Republic of Uruguay is relevant to the opinion expressed above, we have, without making any independent investigation, assumed the correctness of, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion of Legal Counsel to the Ministry of Economy and Finance of the Republic included as Exhibit D to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/s/ Lee C. Buchheit Lee C. Buchheit, a Partner

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Annex A

Eligible Bonds

U.S. dollar-denominated 7.875% Bonds due 2003

Euro-denominated 7.00% Notes due 2005

U.S. dollar-denominated New Money Notes due 2006

U.S. dollar-denominated 8.375% Bonds due 2006

U.S. dollar-denominated Debt Conversion Notes due 2007

GBP sterling-denominated Debt Conversion Notes due 2007

U.S. dollar-denominated Convertible Floating Rate Notes due 2007

Chilean peso-denominated 7.00% (UF) Notes due 2007

U.S. dollar-denominated 7.00% Bonds due 2008

U.S. dollar-denominated 7.875% Bonds due 2009

U.S. dollar-denominated 7.25% Bonds due 2009

U.S. dollar-denominated 8.75% Bonds due 2010

Chilean peso-denominated 6.375 (UF) Notes due 2011

Euro-denominated 7.00% Notes due 2011

U.S. dollar-denominated 7.625% Bonds due 2012

U.S. dollar-denominated Collateralized Fixed Rate Notes Series A due 2021

U.S. dollar-denominated Collateralized Fixed Rate Notes Series B due 2021

U.S. dollar-denominated 7.875% Bonds due 2027

Annex B

New Bonds

7.875% Bonds due 2008 (USD)

Floating Rate Notes due 2009 (USD)

Floating Rate Notes due 2010 (USD)

Floating Rate Notes due 2010 (GBP)

8.375% Bonds due 2011 (USD)

Convertible Floating Rate Notes due 2012 (USD)

7.00% Notes due 2012 (EUR)

7.00% (UF) Notes due 2012 (CLP)

7.00%Bonds due 2013 (USD)

7.875% Bonds due 2014 (USD)

7.25% Bonds due 2014 (USD)

8.75% Bonds due 2015 (USD)

6.375% (UF) Notes due 2016 (CLP)

7.625% Bonds due 2017 (USD)

7.00% Notes due 2019 (EUR)

7.25% Bonds due 2011 (USD)

7.50% Bonds due 2015 (USD)

7.875% PIK Bonds due 2033 (USD)